Exhibit

                          METALLINE MINING COMPANY
                         2000 EQUITY INCENTIVE PLAN

                               Article I.
                        ESTABLISHMENT AND TERM

Section 1.01 ESTABLISHMENT; DEFINITIONS. This Plan was adopted by the Board on December 22, 2000 to become effective on [JANUARY 1], 2000. All capitalized terms used in this Plan are defined in Appendix A attached to the Plan.
Section 1.02 TERM. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on [JANUARY _____], 2010, which shall be within ten (10) years from the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier.
No Equity Awards may be granted under the Plan while the Plan is suspended or after it is terminated. Rights and obligations under any Equity Award granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the consent of the person to whom the Equity Award was granted.

                                 Article II.
                          STRUCTURE AND PURPOSE

Section 2.01 STRUCTURE OF PLAN. The Equity Awards issued under the Plan shall be either, in the discretion of the Board, (a) Options granted pursuant to
Article VI of the Plan, including Incentive Stock Options and Non-statutory Stock Options, or (b) Stock bonuses or restricted Stock awards granted pursuant to Article VII of the Plan. All Options shall be designated as Incentive Stock Options or Non-statutory Stock Options at the time of grant.

Section 2.02 PURPOSE. The purpose of the Plan is to promote the interests of the Company by aligning the interests of selected eligible persons under the Plan with the interests of the stockholders of the Company and by providing to such persons an opportunity to obtain the benefits from ownership of the Company's Stock through the granting to such persons of Equity Awards. The Company, through the use of the Plan, seeks to attract and retain the services of Employees, Directors and Consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

                                 Article III.
                                ADMINISTRATION

Section 3.01 BOARD; DELEGATION TO COMMITTEE. The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee. The Board may delegate administration of the Plan to a Committee composed of one or more members of the Board. In the discretion of the Board, the Committee may consist solely of Outside Directors. If administration is delegated to a Committee, the Committee shall have, in administering the Plan, all of the powers that were possessed by the Board prior to such delegation, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. If administration is delegated to a Committee, all references in this Plan to the Board shall thereafter be to the Committee. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

Section 3.02 ADMINISTRATION. The Board shall have the power, consistent with the express provisions of the Plan:

(a)  	To determine from time to time which of the eligible persons under the Plan shall be granted Equity Awards;

(b)  	To determine whether an Equity Award shall be an Incentive Stock
Option, a Non-statutory Stock Option, a Stock bonus, a right to purchase restricted Stock, or a combination of the foregoing;

(c)  	To determine how and when each Equity Award shall be granted, the provisions of each Equity Award granted, including the time or times when a person shall be permitted to receive Stock pursuant to a Equity Award, and the number of shares with respect to which a Equity Award shall be granted to each such person;

(d)  	To construe and interpret the Plan and Equity Awards granted under it, and to establish, amend and revoke rules and regulations for the administration of such Plan and Equity Awards;

(e)  	To correct any defect, omission or inconsistency in the Plan or in any Equity Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(f)  	To amend the Plan or an Equity Award as provided in Article XI;

(g)  	Generally, to exercise such powers and to perform such acts as the
Board deems necessary or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.

                             Article IV.
                             ELIGIBILITY

Section 4.01 PERSONS ELIGIBLE FOR EQUITY AWARDS. Incentive Stock Options may be granted only to Employees. Equity Awards other than Incentive Stock Options may be granted only to Employees, Directors or Consultants.

Section 4.02 OTHER LIMITATIONS. Subject to the provisions of Article VIII relating to adjustments upon changes in Stock, no person shall be eligible to
be granted Equity Awards covering more than [    ] shares of Stock in any
calendar year.

                               Article V.
                       SHARES SUBJECT TO THE PLAN

Section 5.01 Subject to the provisions of Article VIII relating to adjustments
upon changes in Stock, no more than [    ] shares of Stock may be issued
pursuant to Equity Awards. If any Equity Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the Stock not acquired under such Equity Award shall revert to and again become available for issuance under the Plan. The Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

                               Article VI.
                            TERMS OF OPTIONS.

Section 6.01 FORM OF OPTION. Subject to the provisions of the Plan, each Option shall be in such form and shall contain such terms and conditions as the Board shall determine. The provisions of separate Options need not be identical.

Section 6.02 TERM.  No Option shall be exercisable after the expiration of ten
(10) years from the date it was granted.

Section 6.03 EXERCISE PRICE. The exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Stock subject to the Option on the date the Option is granted. The exercise price of each Non-statutory Stock Option shall be the exercise price determined by the Board of Directors. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Non-statutory Stock Option) may be granted with an exercise price lower than that otherwise provided in this

Section 6.03 if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of
Section 424(a) of the Code.

Section 6.04 PAYMENT. The purchase price of Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash at the time the Option is exercised, or (b) at the discretion of the Board or the Committee, determined at the time of the grant of the Option, (1) by delivery to the Company of other equity securities of the Company, (2) according to a deferred payment or other arrangement with the person to whom the Option is granted or to whom the Option is transferred pursuant to Section 6.05, (3) in any other form of legal consideration that may be acceptable to the Board, or (4) any combination of the foregoing.

Section 6.05 TRANSFERABILITY. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Incentive Stock Option is granted only by such person. Unless otherwise provided in the Equity Award Agreement, a Non-statutory Stock Option shall not be transferable except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Section 6.06 VESTING. The total number of shares of Stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate.

Section 6.07 TERMINATION OF EMPLOYMENT OR RELATIONSHIP AS A DIRECTOR OR CONSULTANT. Unless otherwise provided in the Equity Award Agreement relating to an Option, in the event of a Termination (other than upon the Optionee's death or Disability), the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it at the date of Termination) but only within such period of time ending on the earlier of (a) the date that is [THIRTY (30) DAYS] after the date of Termination, or (b) the expiration of the term of the Option as set forth in the Equity Award Agreement.

Section 6.08 DISABILITY OF OPTIONEE. Unless otherwise provided in the Equity Award Agreement relating to an Option, in the event of a Termination as a result of the Optionee's Disability, the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it at the date of Termination), but only within such period of time ending on the earlier of (a) the date [SIX (6) MONTHS] after the date of Termination, or (b) the expiration of the term of the Option as set forth in the Equity Award Agreement.

Section 6.09 DEATH OF OPTIONEE. Unless otherwise provided in the Equity Award Agreement relating to an Option, in the event of a Termination as a result of the Optionee's death, the Option may be exercised (to the extent the Optionee was entitled to exercise it at the date of Termination) by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only within the period ending on the earlier of (a) the date [TWELVE (12) MONTHS] after the date of Termination, or (b) the expiration of the term of the Option as set forth in the Equity Award Agreement.

Section 6.10 INCENTIVE STOCK OPTION LIMITATIONS.   The following limitations
shall apply to a grant of an Incentive Stock Option:

(a)  	If, at the time of the grant of an Incentive Stock Option, the
Optionee owns (or is deemed to own pursuant to Section 424(d) of the Code) equity securities possessing more than ten percent (10%) of the total combined voting power of all classes of equity securities of the Company or of any of its Affiliates, the exercise price of such Incentive Stock Option shall be at least one-hundred and ten percent (110%) of the Fair Market Value of such Stock on the date of grant and the Incentive Stock Option shall terminate on the date that is within five (5) years after the date of grant.

(b)  	If the aggregate Fair Market Value (determined at the time of grant) of Stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year under all plans of the Company and its Affiliates exceeds one-hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Non-statutory Stock Options.

Section 6.11 RE-LOAD OPTIONS. The Board may, in its discretion, include as part of any Equity Award Agreement relating to an Option a provision entitling the Optionee to a further Option in the event the Optionee exercises the Option, in whole or in part, by surrendering other shares of Stock in accordance with this Plan and the terms and conditions of the Equity Award Agreement. Any such Re-Load Option (a) shall be for a number of shares equal to the number of shares surrendered as part or all of the exercise price of such Option, (b) shall have the same expiration date as the original Option, and (c) shall have an exercise price equal to one-hundred percent (100%) of the Fair Market Value of the Stock subject to the Re-Load Option on the date of exercise of the original Option. Any such Re-Load Option may be an Incentive Stock Option or a Non-statutory Stock Option, as the Board or Committee may designate at the time of the grant of the original Option, PROVIDED, HOWEVER, that if a Re-Load Option is granted as an Incentive Stock Option, the terms of such Re-Load Option shall be subject to the provisions of Section 6.10 hereof. There shall be no Re-Load Options on a Re-Load Option. Any such Re-Load Option shall be subject to the availability of sufficient shares under Article V and shall be subject to such other terms and conditions as the Board may determine that are not inconsistent with the express provisions of the Plan.

Section 6.12 CANCELLATION AND REGRANT. The Board shall have the authority to effect, at any time and from time to time, (a) the repricing of any outstanding Options under the Plan, or (b) with the consent of the affected holders of Options, the cancellation of any outstanding Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or different numbers of shares of Stock and having an exercise price per share as determined by the Board. Stock subject to an Option canceled under this Article VI, as well as Stock underlying a substitute Option that was granted at a reduced exercise price, shall both be counted against the maximum number of shares of Stock permitted to be granted as Equity Awards to any person in a single calendar year pursuant to Section 4.02 hereof. The provisions of this Section 6.12 shall be applicable only to the extent required by Section 162(m) of the Code.

                              Article VII.
            TERMS OF STOCK BONUSES AND RESTRICTED STOCK AWARDS

Section 7.01 FORM OF STOCK BONUS OR RESTRICTED STOCK AWARD. Subject to the provisions of the Plan, each Stock bonus or restricted Stock award shall be in such form and shall contain such terms and conditions as the Board shall determine. The provisions of separate stock bonuses or restricted stock awards need not be identical.

Section 7.02 PURCHASE PRICE. The purchase price, if any, for any Stock granted as a Stock bonus or restricted Stock award shall be such amount as the Board shall determine and designate in the Equity Award Agreement. Notwithstanding the foregoing, the Board may determine that eligible participants in the Plan may be awarded Stock in consideration for past services rendered to the Company or an Affiliate thereof or for the benefit of the Company or an Affiliate thereof.

Section 7.03 TRANSFERABILITY. Unless otherwise provided in the Equity Award Agreement, Stock awarded or purchased pursuant to this Article VII may not be transferred to any person, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, until any restrictions on transfer set forth in the Equity Award Agreement lapse.

Section 7.04 PAYMENT. The purchase price, if any, of Stock acquired pursuant to a Stock bonus or restricted Stock award shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash, or (b) at the discretion of the Board or the Committee, determined at the time of the grant of the Stock award, (1) by delivery to the Company of other equity securities of the Company, (2) according to a deferred payment or other arrangement with the person to whom the Stock award is granted or to whom the Option is transferred pursuant to Section 7.03, (3) by electing to receive the Stock in lieu of other compensation payable to the person by the Company or an Affiliate thereof or for the benefit of the Company or an Affiliate thereof,
(4) in consideration for past services rendered by the person to the Company or for its benefit, (5) in any other form of legal consideration that may be acceptable to the Board, or (6) any combination of the foregoing.

Section 7.05 VESTING. Shares of Stock sold or awarded under Article VII of the Plan may, but need not, be subject to a repurchase option or right of first refusal in favor of the Company.

                               Article VIII.
           ADJUSTMENTS UPON CHANGES IN STOCK; CHANGE IN CONTROL.

Section 8.01 CHANGE IN STOCK. If any change is made in the Stock subject to the Plan, through a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company, the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan pursuant to Article V, and the outstanding Equity Awards will be appropriately adjusted in the class(es) and number of shares subject to and the exercise price of such outstanding Equity Awards. Such adjustments shall be made by the Board at the time of the change in the Stock, whether or not specifically provided for in any outstanding Equity Award. The Board's determination shall be final, binding and conclusive.

Section 8.02 CHANGE IN CONTROL. The Board may, in its discretion, provide for the acceleration of the time at which a Equity Award may first be exercised or the time during which a Equity Award or any part thereof will vest upon a change of control of the Company under terms and conditions set forth in the Equity Award Agreement.

                               Article IX.
                         COVENANTS OF THE COMPANY

Section 9.01 RESERVATION OF STOCK. The Company shall reserve from its authorized but unissued Stock the number of shares of Stock issuable pursuant to outstanding Equity Awards.

Section 9.02 REGULATORY AUTHORITY. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of Stock upon the exercise of outstanding Equity Awards, PROVIDED, HOWEVER, that this undertaking shall not require the Company to register under the Securities Act of 1933, as amended, either the Plan, any Equity Award or any Stock issued or issuable pursuant to any such Equity Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority for the lawful issuance and sale of Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Stock upon exercise of such Equity Awards unless and until such authority is obtained.

                               Article X.
                           GENERAL PROVISIONS

Section 10.01 ACCELERATION OF VESTING. Notwithstanding any provision in any Equity Award Agreement, the Board may, in its discretion, accelerate the time at which an Equity Award may first be exercised or the time during which a Equity Award or any part thereof will vest.

Section 10.02  STOCKHOLDER RIGHTS.  Except as set forth in the Equity
Award Agreement, no holder of any Equity Award shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Stock subject to such Equity Award unless and until such person has satisfied all requirements for vesting or exercise of the Equity Award pursuant to its terms.

Section 10.03  EMPLOYMENT OR OTHER SERVICES.  Nothing in the Plan, any
Equity Award Agreement or any instrument executed pursuant thereto shall (a) confer upon any Employee or other holder of an Equity Award any right to continue in the employ of the Company or any Affiliate, (b) confer upon any Director or Consultant or other holder of an Equity Award any right to continue acting as a Director or Consultant, (c) affect the right of the Company or any Affiliate to terminate the employment of any Employee with or without cause, (d) affect the right of the Company's Board of Directors and/or the Company's stockholders to remove any Director pursuant to the terms of the Company's charter documents and the provisions of applicable law, or (e) affect the right of the Company to terminate the relationship of any Consultant pursuant to the terms of such Consultant's agreement with the Company or Affiliate.

Section 10.04 SECURITIES REQUIREMENTS. The Company may require any person to whom a Equity Award is granted, or any person to whom a Equity Award is transferred, as a condition of exercising or acquiring Stock under any Equity Award, to give written assurances satisfactory to the Company (a) as to such person's knowledge and experience in financial and business matters, (b) that he or she is capable of evaluating, alone or together with a purchaser representative, the merits and risks of exercising the Equity Award, and (c) that such person is acquiring the Stock subject to the Equity Award for such person's own account and not with any view to a distribution of the Stock. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Stock.

Section 10.05  TAX WITHHOLDING.  If provided for in an Equity Award
Agreement, the holder of an Equity Award may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Stock under a Equity Award by (a) tendering a cash payment, (b) authorizing the Company to withhold shares from the shares of the Stock otherwise issuable to such person as a result of the exercise or acquisition of Stock under the Equity Award, (c) delivering to the Company unencumbered shares of equity securities of the Company held by such person by, or (d) any combination of the foregoing.

                               Article XI.
                   AMENDMENT OF THE PLAN AND EQUITY AWARDS

Section 11.01 AMENDMENT OF PLAN; STOCKHOLDER APPROVAL. The Board may, in its discretion, amend the Plan. Such amendment shall be effective on the date the Board determines, except for amendments that require the approval of the Company's stockholders, in which case such amendments shall be effective on the date the Company's stockholders approve the amendment. No such amendment shall adversely affect any outstanding Equity Award without the holder's written consent. The Board may, in its discretion, submit any amendment to the Plan for stockholder approval.

Section 11.02 CHANGES IN LAW. The Board may amend the Plan as it deems necessary or advisable to provide eligible Employees, Director or Consultants with the maximum benefits provided or to be provided under the provisions of the Plan relating to Incentive Stock Options and to bring the Plan or Incentive Stock Options granted under the Plan into compliance therewith. The Board may also, in its discretion, amend the Plan to take into account changes in law and tax and accounting rules (including any pooling-of-interest rules), as well as other developments, and to grant Equity Awards that qualify for beneficial treatment under such rules.


                                APPENDIX A
                                DEFINITIONS

    "AFFILIATE" means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

    "BOARD" means the Board of Directors of the Company.

    "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

    "COMMITTEE" means a Committee appointed by the Board in accordance with
Section 3.01 of the Plan.

    "COMPANY" means Trend Mining Company, a Montana corporation.

    "CONSULTANT" means any person, including an advisor, engaged by the Company or an Affiliate to render bona fide consulting services (other than services in connection with the offer or sale of securities in a capital-raising transaction) and who is compensated for such services, provided, however, that the term "Consultant" shall not include Directors who are paid only a director's fee by the Company or who are not compensated by the Company for their services as Directors.

    "DIRECTOR" means a member of the Board.

    "DISABILITY" means the physical inability, as determined in good faith by the Board, to serve in the person's capacity as an Employee, Director or Consultant, for a period of at least six (6) months.

    "EMPLOYEE" means any person, including officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

    "EQUITY AWARD" means any right granted under the Plan, including any Option, any Stock bonus or any right to purchase restricted Stock.

    "EQUITY AWARD AGREEMENT" means a written agreement between the Company and a holder of a Equity Award evidencing the terms and conditions of an individual Equity Award grant. Each Equity Award Agreement shall be subject to the terms and conditions of the Plan.

    "FAIR MARKET VALUE" means, as of any date, the value of the Stock determined as follows:

    * [If the Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or Nasdaq Small Cap Market, the Fair Market Value of a share of Stock shall be the last sales price for the Stock (or the closing bid, if no sales were reported) as quoted on such system or exchange, as reported in the WALL STREET JOURNAL or such other source as the Board deems reliable.]

    * In the absence of an established market for the Stock, the Fair Market Value shall be determined in good faith by the Board.

    "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

    "NON-STATUTORY STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

    "OPTION" means a stock option granted pursuant to the Plan.

    "OPTIONEE" means an Employee, Director or Consultant who holds an outstanding Option.

    "OUTSIDE DIRECTOR" means a Director who either (a) is not a current Employee of the Company or an "affiliated corporation" (within the meaning of Treasury regulations promulgated under Section 162(m) of the Code), is not a former Employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an "affiliated corporation" at any time, and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director, or (b) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

    "PLAN" means this Equity Incentive Plan.

    "RE-LOAD OPTION" means an Option, granted in the event the Optionee exercises another Option by surrendering other shares of Stock, to purchase the number of shares of Stock so surrendered.

    "STOCK" means the Company's Common Stock, [_____] par value.

    "TERMINATION" means the termination or interruption of an Employee's, Director's or Consultant's employment or relationship with the Company. The Board, in its sole discretion, may determine whether a Termination has occurred in the case of: any leave of absence approved by the Board, including sick leave, military leave, or any other personal leave.